< IMG+src=“e31292-102441340994868caa—2.jpg”>

FOR IMMEDIATE RELEASE	CONTACT
Kyle Stults Investor Relations (410) 740-0081 kstults@martek.com

MARTEK ANNOUNCES THIRD QUARTER FY 2010 FINANCIAL RESULTS

•	Q3 revenue of $117.2 million, an increase of 51% year-over-year

•	Q3 GAAP earnings of $11.9 million ($0.35 per share) and non-GAAP earnings of $12.7 million ($0.38 per share), increases of 33% and 42%, respectively over fiscal 2009’s third quarter

•	Q3 nutritional ingredient sales increased 25% to $93.4 million, including 70% year-over-year gains in the food and beverage category

•	Q3 branded consumer health products sales of $20.3 million

•	Q3 operating cash flow of $36.7 million and YTD operating cash flow near $100 million; acquisition financing fully paid off sooner than anticipated

COLUMBIA, Md., September 1, 2010 – Martek Biosciences Corporation (NASDAQ:MATK) today announced its financial results for the third quarter of fiscal 2010. Revenues for the third quarter were $117.2 million, up 51% from $77.8 million in the third quarter of fiscal 2009. GAAP net income was $11.9 million, or $0.35 per diluted share, for the third quarter of fiscal 2010, an increase of 33% compared to $8.9 million, or $0.27 per diluted share, for the third quarter of fiscal 2009. The revenues and earnings for the third quarter of fiscal 2010 include the results of Amerifit Brands (“Amerifit” or “branded consumer health products”), the acquisition of which was completed by Martek on February 12, 2010.

The third quarter of fiscal 2010 included charges related to the acquisition of Amerifit of $700,000 and charges related to the Winchester restructuring (see discussion below) of $600,000. Excluding these amounts, net of tax, the fiscal 2010 third quarter earnings on a non-GAAP basis would have been $12.7 million, or $0.38 per diluted share, an increase of 42% over the third quarter of fiscal 2009 (see Table II “Reconciliation of GAAP to Non-GAAP Net Income Measure” below).

Commenting on the quarter, Chief Executive Officer Steve Dubin said, “Martek’s strong third quarter results reflect another good quarter for DHA and ARA sales to our infant formula customers, another record quarter of DHA sales in non-infant formula markets, strong sales of Amerifit’s consumer branded products and improved gross margins. I believe that Martek’s strong run rate coming out of fiscal 2010 will provide an excellent platform from which to grow as we continue to expand our DHA ingredients business beyond infant formula, begin to commercialize new products currently in development as consumer branded products sold through Amerifit’s marketing and distribution channels and continue our efforts to reduce production costs. Accordingly, I expect growth in revenues, margin and earnings in 2011. It is also worth noting that, as a result of our strong earnings and robust cash flow generation, our Amerifit acquisition debt has been repaid earlier than expected and Martek is once again essentially debt-free. Martek’s solid balance sheet and strong financial performance provides us with great flexibility which, among other things, should allow us to launch new Martek products, as noted above, during our next fiscal year, continue to prudently invest in our promising R&D pipeline and explore new complementary business opportunities.”

Revenue Summary

Product sales in the third quarter of fiscal 2010 were $114 million, an increase of $38.9 million from the third quarter of fiscal 2009. This increase was partially attributable to the branded consumer health product sales of Amerifit which totaled $20.3 million in the third quarter. The remainder of the increase, or $18.6 million, was the result of sales of our nutritional ingredients in both the infant formula and non-infant formula markets. Demand increases outside the United States, particularly in Asia, were a key driver of the growth in both markets.

A breakdown of product sales for the third quarter and fiscal year to date periods (in thousands) follows:

	Three months ended July 31,			Nine months ended July 31,
			%			%
	2010	2009	incr (decr)	2010	2009	incr (decr)
Nutritional ingredients:
Infant formula	$79,169	$63,320	25%	$237,028	$215,294	10%
Food and beverage	4,553	2,681	70%	13,265	8,278	60%
Pregnancy and nursing, nutritional supplements and animal nutrition	9,015	7,931	14%	25,216	20,396	24%
Shipping charges	624	470	33%	1,883	1,498	26%
Total nutritional ingredients	93,361	74,402	25%	277,392	245,466	13%
Branded consumer health	20,301	—	n/a	38,310	—	n/a
Non-nutritional products	309	642	(52%)	1,437	1,752	(18%)

Total product sales	$113,971	$75,044	52%	$317,139	$247,218	28%

Contract manufacturing and collaborations revenues in the third quarter totaled $3.2 million, of which approximately $900,000 relates to revenues associated with Martek’s joint development agreement with a subsidiary of BP p.l.c. (“BP”) for work on microbial oils for use as biofuels and the remaining $2.3 million relates to contract manufacturing activities. Consistent with previous disclosures, as of July 31, 2010, we have ceased nearly all contract manufacturing activities.

Gross Margin and Operating Expenses

Overall gross margin for the third quarter of fiscal 2010 was nearly 50%, an increase over the 44% gross margin realized in the third quarter of fiscal 2009. This improvement was largely due to both ARA and DHA cost reductions in the 2010 period and the positive impact of higher gross margins on branded consumer health product sales. Included in the third quarter’s gross margin is the negative effect of approximately $200,000 (gross margin impact of 0.2%) related to one-time inventory step-up costs resulting from the Amerifit acquisition.

Research and development expenses in the third quarter of fiscal 2010 were $8.5 million, consistent with previously stated guidance and up from $6.6 million in last year’s third quarter. As anticipated, the increase was due to the volume of the Company’s pre-clinical research activities during the current quarter, primarily associated with the development of Martek’s next generation DHA product for infant formula, as well as higher personnel costs. Martek’s research and development focuses on both broadening the market applications for life’sDHA™ as well as leveraging the Company’s microbial technology platform to develop new high-value product offerings. The Company continues to expect quarter-to-quarter fluctuations in research and development expenses mainly due to the timing of outside services, including third-party clinical trial services.

During the third quarter of fiscal 2010, selling, general and administrative expenses were $18.9 million, or 16% of revenue, consistent with prior guidance and an increase from $11.0 million, or 14% of revenue, in last year’s third quarter due partially to the incremental expenses attributable to Amerifit.

Advertising and promotion costs during the third quarter totaled $5.6 million, or 5% of revenue. As a percentage of revenue, we anticipate similar advertising and promotion expenses for our current products each quarter, with such costs fluctuating from quarter to quarter due to the timing of particular advertising and promotional campaigns and the launch of new branded consumer health products.

Financial Position

As previously noted, Martek financed its February 2010 acquisition of Amerifit through available cash, a new term debt facility totaling $75 million, and $11 million drawn from a new revolving credit facility. Strong cash generation since the acquisition, including over $36 million in the third quarter of fiscal 2010, enabled a full repayment of all acquisition financing within five months of the acquisition date. As such, as of July 31, 2010, the Company returned to being essentially debt-free and now has its entire $100 million credit line available.

Restructuring of Winchester Manufacturing Site

In June 2010, Martek announced plans to restructure its Winchester, Kentucky manufacturing facilities in an effort to streamline operations, improve capacity utilization, and reduce manufacturing costs and operating expenses. As a result of this restructuring plan, a charge of approximately $600,000 was recorded in the third quarter of fiscal 2010 related to employee separation costs. The Company anticipates incurring approximately $1.0 million of additional restructuring costs in the fourth quarter of fiscal 2010 related to employee separation costs. Also, as previously announced, Martek is evaluating the potential sale or lease of a portion of its Winchester operations. Any such sale or lease would be contingent upon Martek’s ability to maintain necessary production redundancies through continuing access to certain key processes at the Winchester facility and/or arrangements with contract manufacturers. We expect that the plant restructuring will result in a non-cash asset impairment charge or loss upon sale of $30 million to $40 million in the fourth quarter of fiscal 2010.

Significant Recent Events

•	Extended Global Sole-Source Supply Agreement with Mead Johnson – In June 2010, Martek extended its sole-source supply agreement with Mead Johnson & Company, LLC, for DHA and ARA for infant formula products. Under the terms of the amendment, Martek will remain Mead Johnson’s global sole-source supplier of DHA and ARA for all of its infant formula products through at least December 31, 2015, an extension of four years beyond the earliest possible termination date of the current agreement. The amendment also provides graduated price reductions to Mead Johnson over the term of the extension, beginning in 2010.

•	Supply Agreements with Chinese Dairies – Martek entered into nutitrional ingredient supply agreements with two leading Chinese dairies. A five-year agreement with Chinese dairy Mengniu Dairy Company Limited was executed for the use of Martek’s life’sDHA™ in Mengniu-brand UHT milk and potentially other categories. In addition, the Company entered into a multi-year DHA and ARA agreement with Feihe Dairy, a wholly-owned subsidiary of American Dairy, Inc. Under the terms of the agreement, Feihe Dairy will purchase its total requirements of DHA and ARA for its new premium infant formula and growing-up milk products sold in China.

•	Non-Infant Formula Product Launches with life’sDHA™ –

•	Foods and Beverages – O’ Sole Mio™ Vivi Bene® medaglioni with basil and O’ Sole Mio™ Vivi Bene® medaglioni with sundried tomato (Les aliments O’Sole Mio – Canada); Dairyland™ Cool Ones yogurt (Saputo Inc. – Canada); Little Bear® Kid Growing Milk (Uni-President – China); Babyliqi – Professor Qiqi Drink (Hong Kong Babyliqi Biotechnology Co., Ltd.™ – China); Yubao Goat-Goat Dairy Drink (Xi’an Yubao Goat Dairy Industry Co., Ltd – China).

•	Pregnancy and nursing and nutritional supplements – CitraNatal®Harmony™ with 250 mg life’sDHA™ (Mission Pharmacal® – U.S.); Prenexa® with 300 mg life’sDHA™ (Upsher-Smith Laboratories – U.S.); Organic Nutritional Mommy Bars (Earth’s Best Organic® – U.S.); Opti3 (Chrysalis – UK); Supradyn® Junior Gummies with 60 mg life’sDHA™ per daily dose (Bayer – Spain); Stop Aging Now with 100 mg life’sDHA™ per day (Avema Pharma Solutions – U.S.); Neurofen (Laboratoria Natury – Poland); Z.K. 200 Cereboost (Guarana, DHA, Vitamins + Zinc) with 15 mg life’sDHA™ (Artisan Gida – EU); Meydunig Mama and Maydunig Baby with 200 mg and 100 mg life’sDHA™ respectively (Shanghai Baojialijia – China).

•	New Scientific Data Published on DHA and ARA – The journal Acta Paediatrica (online, July 2010) published the results of the continuation of a study previously reported from the University of Oslo, Norway. The study was a randomized, double-blinded, placebo-controlled intervention in which additional DHA and ARA or placebo oil were added to the human milk given to very low birth weight infants (< 1500 g). The intervention and control group included 44 and 48 children, respectively. Supplementation began one week after birth until discharge from hospital (9 weeks on average). The infants were tested at 2 years of age using various measures. The authors concluded that “a positive effect of early supplementation with DHA and ARA on 20 months attention capacity was indicated”. Martek supplied oils used in this study.

Financial Guidance

The projected results are shown below for Martek (not including Amerifit), Amerifit (stand-alone, post-acquisition) and on a consolidated basis for the three months ending October 31, 2010. The consolidated net income and earnings per share information is shown inclusive of any charges resulting from the Winchester restructuring described above as well as exclusive of such charges through the pro forma non-GAAP disclosures shown below.

Three months ending October 31, 2010
(in millions, except per share data)	Martek	Amerifit	Consolidated

Revenue	$87.0 – 91.0	$21.0 – 22.0	$108.0 – 113.0
Income (loss) from operations before restructuring charge	$16.1 – 18.3	$3.0 – 3.5	$19.6 – 21.8
Restructuring charge	$41.0 – 31.0	$-	$41.0 – 31.0
Income (loss) from operations after restructuring charge	$(24.9) – (12.7)	$3.0 – 3.5	$(21.4) – (9.2)
Net income			$(13.4) – (5.9)
Pro forma non-GAAP net income (a)			$11.8 – 13.1
Diluted EPS			$(0.40) – (0.18)
Pro forma non-GAAP diluted EPS (a)			$0.35 – 0.39
(a) Excludes estimated charges of between $25.2 million and $19.0 million, net of tax ($41 million to $31 million, gross) related to the Winchester plant restructuring. See Table II
“Reconciliation of GAAP to Non-GAAP Net Income Measure” below.

For the fourth quarter of fiscal 2010, Martek expects infant formula revenue to be between $71 million and $75 million, non-infant formula nutritional revenue to be between $13 million and $14 million, and contract manufacturing and collaborations revenue to be between $1.0 million and $1.3 million. Such projected fourth quarter revenues would equate to year-over-year growth of more than 23%.

Consolidated gross margin in the fourth quarter of fiscal 2010 is expected to be between 51% and 52%. Furthermore, due to the Company’s early repayment of its term loan and related debt issuance cost amortization acceleration in the third quarter, we expect interest expense to decline significantly in the fourth quarter of fiscal 2010 as compared to the third quarter of 2010.

Based on this fourth quarter guidance, Martek expects full fiscal year 2010 revenue to be between $439 million and $444 million, including infant formula revenues of between $308 million and $312 million. The projected 2010 annual revenues would represent year-over-year growth in total revenues of 27% to 29% (10% to 11% excluding Amerifit-related revenues) and reflects meaningful gains in nearly all markets for our nutritional ingredients, including growth in infant formula revenues of 8% to 9% and growth in non-infant formula nutritional revenues of 31% to 34%.

With the recently-extended infant formula supply agreements along with the pending Winchester restructuring, the Company has greater visibility into its expected results for fiscal 2011. As such, we are projecting revenue and net income growth over fiscal 2010. Contributing to this anticipated earnings increase is projected gross margin growth of at least 400 basis points over the expected full year fiscal 2010 level. Gross margin for fiscal 2011 will be favorably impacted by a full year of Amerifit operations, the discontinuation of the Company’s low margin contract manufacturing business, production cost efficiencies and lower ARA pricing.

Investor Conference Call Webcast

Martek will host a conference call and webcast for investors to review its thrid quarter results and fourth quarter of fiscal 2010 outlook at 4:45 p.m. Eastern Time on September 1, 2010. Access to the live audio webcast is available through Martek’s website at http://investors.martek.com. The webcast will be available for replay for 30 days.

Cautionary Note Regarding Forward-Looking Statements

Sections of this release contain forward-looking statements concerning, among other things: (1) Martek’s expectations regarding future revenue growth in and customer demand from the infant formula, pregnancy and nursing, nutritional supplements, animal feeds and food and beverage markets as well as markets for Amerifit products; (2) its expectations regarding revenue, gross margin, operating expenses and income for the fourth quarter of and full year fiscal 2010 for both Martek and Amerifit; (3) its expectations regarding revenue, gross margin and income for fiscal 2011; (4) its expectations regarding launches by customers of products containing Martek’s life’sDHA™ and future revenues associated with Martek’s contract manufacturing; (5) its expectations regarding future capabilities of and benefits from the Amerifit acquisition; and (6) its expectations regarding charges to be recorded in the fourth quarter of fiscal 2010 related to the restructuring of the Winchester plant. Furthermore, Martek’s operating results are subject to quarter-to-quarter fluctuations, some of which may be significant, and are also subject to future changes in the Company’s preliminary purchase price allocation for its Amerifit acquisition. The forward-looking statements noted above are based upon numerous assumptions which Martek cannot control and involve risks and uncertainties that could cause actual results to differ. These statements should be understood in light of the risk factors and cautionary statements set forth herein and in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, Part I, Item 1A of the Company’s Form 10-K for the fiscal year ended October 31, 2009 and other filed reports on Form 10-K, Form 10-Q and Form 8-K.

About Martek

Martek Biosciences Corporation (NASDAQ: MATK) is a leader in the innovation, development, production and sale of high-value products from microbial sources that promote health and wellness through nutrition. The Company’s technology platform consists of its core expertise, broad experience and proprietary technology in areas such as microbial biology, algal genomics, fermentation and downstream processing. This technology platform has resulted in Martek’s development of a number of products, including the company’s flagship product, life’sDHA™, a sustainable and vegetarian source of algal DHA (docosahexaenoic acid) important for brain, heart and eye health throughout life for use in infant formula, pregnancy and nursing products, foods and beverages, dietary supplements and animal feeds. The Company also produces life’sARA™ (arachidonic acid), an omega-6 fatty acid, for use in infant formula and growing-up milks. Martek’s subsidiary, Amerifit Brands, develops, markets and distributes branded consumer health and wellness products and holds leading brand positions in all of its key product categories. Amerifit products are sold in most major mass, club, drug, grocery and specialty stores and include: Culturelle®, a leading probiotic supplement; AZO, the leading OTC brand addressing symptom relief and detection of urinary tract infections; and ESTROVEN®, the leading all-natural nutritional supplement brand addressing the symptoms of menopause. Martek currently has a number of nutritional health and wellness products under development that it plans to commercialize and distribute through Amerifit’s distribution channels.

Martek’s technology platform has also made it a sought-after partner on a range of groundbreaking projects in process, including the development of microbially-derived biofuels and the development of DHA-containing oilseeds. For more information on Martek Biosciences, visit http://www.martek.com/. For a complete list of life’sDHA™ and life’sARA™ products, visit http://www.lifesdha.com/. For more information about Amerifit Brands, visit www.amerifit.com.

MARTEK BIOSCIENCES CORPORATION
Summary Consolidated Financial Information
(Unaudited — $ in thousands, except per share data)

Unaudited Condensed Consolidated Statements of Income Data

	Three months ended July 31,		Nine months ended July 31,
	2010	2009	2010	2009
Revenues:
Product sales	$113,971	$75,044	$317,139	$247,218
Contract manufacturing and collaborations	3,192	2,790	13,748	10,390

Total revenues	117,163	77,834	330,887	257,608

Cost of revenues:
Cost of product sales	56,011	41,129	164,310	137,337
Cost of contract manufacturing and
collaborations	2,647	2,675	11,977	10,101

Total cost of revenues	58,658	43,804	176,287	147,438

Gross margin	58,505	34,030	154,600	110,170

Operating expenses:
Research and development	8,499	6,604	24,386	20,510
Selling, general and administrative	18,892	11,027	49,598	36,058
Advertising and promotion	5,598	412	10,072	1,353
Amortization of intangible assets	2,983	1,534	7,022	4,910
Acquisition costs	484	—	3,472	—
Restructuring charge	607	—	607	—
Other operating expenses	300	234	505	956

Total operating expenses	37,363	19,811	95,662	63,787

Income from operations	21,142	14,219	58,938	46,383
Interest income (expense) and other, net	(1,777)	81	(3,292)	427

Income before income tax provision	19,365	14,300	55,646	46,810
Income tax provision	7,479	5,372	21,600	17,259

Net income	$11,886	$8,928	$34,046	$29,551

Basic earnings per share	$0.36	$0.27	$1.02	$0.89

Diluted earnings per share	$0.35	$0.27	$1.02	$0.89

Shares used in computing basic earnings per share	33,468	33,234	33,376	33,191
Shares used in computing diluted earnings per share	33,610	33,346	33,542	33,346

Unaudited Condensed Consolidated Balance Sheets Data

		July 31,	October 31,
		2010	2009
Assets:
	Cash and cash equivalents	$26,522	$141,063
	Short-term investments	—	7,301
	Accounts receivable, net	66,415	44,304
	Inventories, net	110,751	116,179
	Other current assets	5,776	5,240
	Property, plant and equipment, net	249,825	252,279
	Deferred tax asset	25,761	24,303
	Long-term investments	4,633	4,495
	Goodwill, intangibles and other long-term assets, net	328,404	94,653

Total assets		$818,087	$689,817

Liabilities and stockholders’ equity:
	Accounts payable and accrued expenses	$53,804	$31,365
	Notes payable and other long-term obligations	4,265	810
	Deferred tax liability	76,200	10,091
	Deferred revenue	8,849	11,407
	Stockholders’ equity	674,969	636,144

Total liabilities and stockholders’ equity		$818,087	$689,817

Unaudited Condensed Consolidated Cash Flow Data

	Nine months ended July 30,
	2010	2009
Operating activities:
Net income	$34,046	$29,551
Non-cash items	53,446	40,945
Changes in operating assets and liabilities, net	12,201	(30,494)

Net cash provided by operating activities	99,693	40,002

Investing activities:
Cash paid for acquisition of Amerifit, net of cash acquired	(200,743)	—
Sale of investments and marketable securities, net	7,350	100
Expenditures for property, plant and equipment	(13,171)	(6,733)
Capitalization of intangible assets	(4,077)	(6,129)

Net cash used in investing activities	(210,641)	(12,762)

Financing activities:
Repayments of notes payable, term loan and other long-term obligations	(75,162)	(88)
Proceeds of term loan	75,000	—
Borrowings from revolving line of credit	11,000	—
Repayments of borrowings from revolving line of credit	(11,000)	—
Payment of debt issuance costs	(3,944)	—
Proceeds (payments) from equity transactions, net	512	(302)

Net cash used in financing activities	(3,594)	(390)

Foreign currency translation adjustment	1	—
Net change in cash and cash equivalents	(114,541)	26,850
Cash and cash equivalents, beginning of period	141,063	102,495

Cash and cash equivalents, end of period	$26,522	$129,345

Table I
MARTEK BIOSCIENCES CORPORATION
SEGMENT INFORMATION
(Unaudited — $ in thousands)

	Three months ended
	July 31,		Nine months ended July 31,
	2010	2009	2010	2009
Segment Revenues
Branded consumer health products	$20,301	$—	$38,310	$—
Nutritional ingredients	93,361	74,402	277,392	245,466
Other	3,501	3,432	15,185	12,142
Total	$117,163	$77,834	$330,887	$257,608

Segment Income From Operations
Branded consumer health products	$1,900	$—	$3,793	$—
Nutritional ingredients	18,921	13,949	54,123	46,042
Other	321	270	1,022	341
Total	$21,142	$14,219	$58,938	$46,383

Table II

MARTEK BIOSCIENCES CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP NET INCOME MEASURE
(Unaudited)

The Company makes reference in this release to non-GAAP presentations of fiscal 2010 net income and diluted earnings per share that exclude expenses associated with the acquisition of Amerifit and the restructuring of the Winchester manufacturing site. We are providing this information to assist investors in comparing the results of the current periods to those in the prior year periods when these items were not present. We caution investors, however, that these non-GAAP results should only be considered in addition to results that are reported under current GAAP and should not be considered as a substitute for results that are presented under GAAP. Following is a schedule showing the reconciliation of net income and diluted earnings per share reported under GAAP to the non-GAAP financial measure included herein:

	Three months ended July 31,		Nine months ended July 31,
Historical Results, $ in thousands	2010	2009	2010	2009
Net income, as reported under GAAP	$11,886	$8,928	$34,046	$29,551
Add: acquisition costs, net of tax	302	—	2,504	—
Add: restructuring charge, net of tax	374	—	374	—
Add: inventory step-up, net of tax	149	—	1,219	—

Non-GAAP net income measure	$12,711	$8,928	$38,143	$29,551

Three months ended July 31,				Nine months ended July 31,
Historical Results, $ per share	2010		2009	2010	2009
Diluted earnings per share, as reported under GAAP	$0.35		$0.27	$1.02	$0.89
Add: acquisition costs, net of tax	.01		—	.07	—
Add: restructuring charge, net of tax	.01		—	.01	—
Add: inventory step-up, net of tax	.01		—	.04	—

Non-GAAP diluted earnings per share measure	$0.38		$0.27	$1.14	$0.89

	Three months ended
Forecasted Results, $ in millions	October 31, 2010

Net income, projected to be reported under GAAP		$(13.4) – (5.9)
Add: projected restructuring charge, net of tax		25.2 –	19.0
Non-GAAP net income measure		$11.8 –	13.1

Three months ended
Forecasted Results, $ per share	October	31, 2010
Diluted earnings per share, projected to be reported under GAAP	$(0.40) – (0.18)
Add: projected restructuring charge, net of tax	0.75 – 0.57
Non-GAAP diluted earnings per share measure	$0.35 – 0.39